Exhibit (a)(1)(E)

OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING SHARES OF COMMON STOCK
AND
SERIES A CONVERTIBLE PREFERRED STOCK

OF
I-trax, Inc.

BY
Putter Acquisition Sub, Inc.
a wholly owned subsidiary
OF
Walgreen Co.
AT
$5.40, NET PER COMMON SHARE
AND
$54.00 PLUS THE DIVIDEND AMOUNT, NET PER SERIES A CONVERTIBLE PREFERRED SHARE

THE OFFERS AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THURSDAY, APRIL 24, 2008, UNLESS THE
OFFERS ARE EXTENDED.

To Our Clients:

Enclosed for your consideration is an Offer to Purchase, dated March 28, 2008 (the “Offer to Purchase”), and the related Letter of Transmittal, relating to Offers by Putter Acquisition Sub, Inc., a Delaware corporation (“Offeror”) and a wholly owned subsidiary of Walgreen Co., an Illinois corporation (“Walgreens”), to purchase for cash all the issued and outstanding shares of common stock, par value $0.001 per share (the “Common Shares”) and Series A Convertible Preferred Stock, par value $0.001 per share (the “Preferred Shares” and together with the Common Shares, the “Shares”), of I-trax, Inc., a Delaware corporation (“I-trax”), pursuant to Offeror’s Offer to Purchase all issued and outstanding Common Shares at $5.40 per Common Share (the “Common Offer”), and $54.00 plus the Dividend Amount per Preferred Share (the “Preferred Offer”), in each case in cash, without interest, and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated March 28, 2008 (the “Offer to Purchase”), and in the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements to the Offer to Purchase or to the Letter of Transmittal, collectively constitute the “Offers”) enclosed herewith. The “Dividend Amount” applicable to a Preferred Share purchased in the Preferred Offer means the product of (1)(A) the amount of accrued and unpaid dividends on such Preferred Share at the time Offeror accepts shares tendered pursuant to the Offers (the “Acceptance Time”) divided by (B) $3.84, which amount is the average market price of the Common Shares for the ten (10) consecutive trading days prior to and including the date of the Merger Agreement and (2) $5.40 or such greater amount as may have been paid per Common Share to any holder of Common Shares in the Common Offer. Holders of Shares whose certificates for such Shares (the “Share Certificates”) are not immediately available or who cannot deliver their Share Certificates and all other required documents to the Depositary (as defined in the Offer to Purchase) on or prior to the Expiration Date (as defined in the Offer to Purchase), or who cannot complete the procedure for book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 — “Procedures for Accepting the Offers and Tendering Shares” of the Offer to Purchase.

We are the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish to have us tender on your behalf any or all of such Shares held by us for your account, pursuant to the terms and subject to the conditions set forth in the Offer to Purchase.

Your attention is directed to the following:

1. The Offer Price is $5.40 per Common Share, and $54.00 plus the Dividend Amount per Preferred Share, in each case in cash, without interest, and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated March 28, 2008 (the “Offer to Purchase”).

2. The Offers are made for all issued and outstanding Shares.

3. The Offers are being made pursuant to an Agreement and Plan of Merger, dated as of March 14, 2008, by and among Walgreens, Offeror and I-trax (as it may be amended or supplemented from time to time, the “Merger Agreement”). The Merger Agreement provides, among other things, for the making of the Offers by Offeror, and further provides that, following the completion of the Offers, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the General Corporation Law of the State of Delaware (“DGCL”), Offeror will be merged with and into I-trax (the “Merger”). Following the effective time of the Merger, I-trax will continue as the surviving corporation and become a wholly owned subsidiary of Walgreens, and the separate corporate existence of Offeror will cease.

4. At a meeting held March 14, 2008, the I-trax Board: (1) resolved that the terms of the Merger Agreement are fair to, and in the best interests of, I-trax and I-trax’s stockholders and declared it advisable to enter into the Merger Agreement; (2) authorized the execution, delivery and performance of the Merger Agreement; (3) approved, authorized and adopted the transactions contemplated by the Merger Agreement; (4) recommended acceptance of the Offers and the adoption and approval of the Merger Agreement by the I-trax stockholders; and (5) took action to exempt the transactions contemplated by the Merger Agreement from the restrictions set forth in Section 203 of DGCL.

5. The Offers and withdrawal rights will expire at 12:00 midnight, New York City time, at the end of Thursday, April 24, 2008, unless the Offers are extended.

6. Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares pursuant to the Offers.

7. The Offers are conditioned upon the number of Shares validly tendered representing more than fifty percent (50%) of the total number of Common Shares outstanding on a fully diluted basis (including the number of Shares issuable pursuant to outstanding warrants and options to acquire Shares and issuable upon conversion of Preferred Shares). As of March 13, 2008, the required minimum number would have been 25,217,027 Common Shares. Each of the Offers is also conditioned upon, among other things, (i) the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or any other waiting period applicable to the Offers or the Merger, shall have expired or terminated; and (ii) all required governmental approvals (as set forth in Section 14 of the Offer to Purchase) have been obtained. The Offers also are subject to the satisfaction or waiver of the other conditions set forth in the Offer to Purchase. See Section 14 — “Conditions of the Offers” of the Offer to Purchase. The Offers also are subject to the satisfaction or waiver of the other conditions set forth in the Offer to Purchase. See Section 14 — “Conditions of the Offers” of the Offer to Purchase.

The Offers are being made solely by the Offer to Purchase and the related Letter of Transmittal, and are being made to all holders of Shares. Walgreens and Offeror are not aware of any jurisdiction where the making of the Offers is prohibited by any administrative or judicial action pursuant to any valid state statute. If Walgreens and Offeror become aware of any valid state statute prohibiting the making of the Offers or the acceptance of the Shares, Walgreens and Offeror will make a good faith effort to comply with that state statute. If, after a good faith effort, Walgreens and Offeror cannot comply with the state statute, Offeror will not make the Offers to, nor will Offeror accept tenders from or on behalf of, the I-trax stockholders in that state.

If you wish to have us tender any or all of the Shares held by us for your account, please instruct us by completing, executing and returning to us the instruction form contained in this letter. If you authorize a tender of your Shares, all such Shares will be tendered unless otherwise specified in such instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf on or prior to the expiration of the Offers.

INSTRUCTIONS WITH RESPECT TO THE
OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING SHARES OF COMMON STOCK AND
SERIES A CONVERTIBLE PREFERRED STOCK
OF
I-trax, Inc.

BY
Putter Acquisition Sub Inc.
a wholly owned subsidiary
OF
Walgreen Co.

AT
$5.40, NET PER COMMON SHARE AND
$54.00 PLUS THE DIVIDEND AMOUNT, NET PER SERIES A CONVERTIBLE
PREFERRED SHARE

The undersigned acknowledge(s) receipt of your letter enclosing the Offer to Purchase, dated March 28, 2008 (the “Offer to Purchase”), and the related Letter of Transmittal, pursuant to an offer by Putter Acquisition Sub, Inc., a Delaware corporation (“Offeror”) and a wholly owned subsidiary of Walgreen Co., an Illinois corporation (“Walgreens”), to purchase for cash all the issued and outstanding shares of common stock, par value $0.001 per share (the “Common Shares”) and Series A Convertible Preferred Stock, par value $0.001 per share (the “Preferred Shares” and together with the Common Shares, the “Shares”), of I-trax, Inc., a Delaware corporation (“I-trax”), at $5.40 per Common Share (the “Common Offer”), and $54.00 plus the Dividend Amount per Preferred Share (the “Preferred Offer”), in each case in cash, without interest, and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements to the Offer to Purchase and the Letter of Transmittal, collectively constitute the “Offers”).

This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal furnished to the undersigned.

Number of Shares to be Tendered*

Common Shares	Preferred Shares

Account Number:

Tax Identification or Social Security Number(s):

Signature(s):

Please Print Name:

Address:

Area Code and Telephone:

Dated:   , 2008

*	Unless otherwise indicated, it will be assumed that all of your Shares held by us for your account are to be tendered.

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